  As filed with the Securities and Exchange Commission on September 11, 1995.
                    Registration Statement No. 33-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                _______________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                _______________

                             JONES INTERCABLE, INC.
             (Exact name of Registrant as specified in its charter)

                Colorado                                  84-0613514
     (State or other jurisdiction of                   (I.R.S. Employer
      incorporation or organization)                  Identification No.)

                            9697 East Mineral Avenue
                           Englewood, Colorado 80112
                                 (303) 792-3111
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                                 Glenn R. Jones
                            Chief Executive Officer
                            9697 East Mineral Avenue
                           Englewood, Colorado 80112
                                 (303) 792-3111
                    (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                                    Copy to:

                           Elizabeth M. Steele, Esq.
                         Vice President/General Counsel
                             Jones Intercable, Inc.
                            9697 East Mineral Avenue
                           Englewood, Colorado 80112
                                 (303) 792-3111

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                            Proposed              Proposed
Title of each class of                       maximum               maximum
   securities to be      Amount to be   offering price per   aggregate offering        Amount of
      registered          registered         unit(1)               price(1)       registration fee(1)
-----------------------------------------------------------------------------------------------------
Class A Common             2,844,678        $14.0625           $40,003,284.37         $13,794.24
Stock, $.01 par
value per share
=====================================================================================================

(1) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457 of the Securities Act and based upon the average of the high and low prices per share of the Registrant's Class A Common Stock as quoted on the NASDAQ National Market System on September 1, 1995.

                                _______________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             JONES INTERCABLE, INC.
                       Cross-Reference Sheet Pursuant to
                         Item 501(b) of Regulation S-K

Registration Statement Item    Location in Prospectus
---------------------------    ----------------------

1.  Forepart of the            Facing Page; Cross-Reference Sheet; Outside Front
    Registration Statement     Cover Page of Prospectus.
    and Outside Front Cover
    Page of Prospectus.

2.  Inside Front and           Inside Front and Outside Back Cover Page of
    Outside Back Cover Pages   Prospectus; Available Information.
    of Prospectus.

3.  Summary Information,       The Company; Ratio of Earnings to Fixed Charges.
    Risk Factors and Ratio of
    Earnings to Fixed Charges.

4.  Use of Proceeds.           Use of Proceeds.

5.  Determination of           Not Applicable.
    Offering Price.

6.  Dilution.                  Not Applicable.

7.  Selling Security           Selling Shareholders.
    Holders.

8.  Plan of Distribution.      Plan of Distribution.

9.  Description of             Dividend Policy; Price Range of Class A Common
    Securities to be           Stock; Description of Capital Stock.
    Registered.

10. Interests of Named         Legal Matters; Experts.
    Experts and Counsel.

11. Material Changes.          Recent Developments.

12. Incorporation of           Incorporation of Certain Information by
    Certain Information by     Reference.
    Reference.

13. Disclosure of              Not Applicable.
    Commission Position on
    Indemnification for
    Securities Act
    Liabilities.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED WITHOUT THE DELIVERY OF A FINAL PROSPECTUS          +
+SUPPLEMENT AND ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE    +
+ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE          +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 11, 1995
PROSPECTUS
                                2,844,678 SHARES
                             JONES INTERCABLE, INC.
                              CLASS A COMMON STOCK

          This Prospectus relates to 2,844,678 shares of Class A Common Stock, $.01 par value per share, of Jones Intercable, Inc. (the "Company"), which may be offered and sold from time to time by Glenn R. Jones, Jones International, Ltd., Jones Entertainment Group, Ltd., Jones Space Segment, Inc., Jones Global Group, Inc. and Jones Interdigital, Inc., shareholders of the Company (the "Selling Shareholders"). The sale of the Class A Common Stock by the Selling Shareholders pursuant to offerings made by this Prospectus will not result in any change in control of the Company. Mr. Jones, the Company's Chairman and Chief Executive Officer, is deemed to be the beneficial owner of all of the shares of the Company owned by the Selling Shareholders, and, through his continued ownership of approximately 56 percent of the Company's outstanding Common Stock, which has preferential voting rights over the Company's Class A Common Stock, he will control the election of a majority of the Company's Board of Directors and he will have voting power over approximately 37 percent of votes to be cast by all shareholders of the Company on matters not requiring a class vote even if all of the shares of the Company's Class A Common Stock offered by this Prospectus are sold. See "Selling Shareholders."

          The Company will not receive any of the proceeds from the sale of the shares offered hereby. The Selling Shareholders directly, or through agents designated from time to time, or through dealers or underwriters also to be designated, may sell all or a portion of the shares of Class A Common Stock offered hereby from time to time on terms and at prices to be determined at the time of sale. To the extent required, the specific number of shares to be sold, the terms of the offering, including selling price, the names of any agent, dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular offering will be set forth in a supplement to this Prospectus. See "Plan of Distribution."

          The Company's Class A Common Stock is traded in the over-the-counter market and is authorized for quotation on the National Market System operated by the National Association of Securities Dealers, Inc. under the symbol JOINA. On September 1, 1995, the quoted closing sales price of the Company's Class A Common Stock was $14.00. See "Price Range of Class A Common Stock."

          The Selling Shareholders and any dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Company's Class A Common Stock offered by this Prospectus may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and any commissions received by them and any profits on the resale of the Class A Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for the indemnification arrangements regarding the sales by the Selling Shareholders. The Selling Shareholders have agreed to pay all of the costs of offerings made by this Prospectus, estimated at approximately $32,800.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September __, 1995.

          NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

          The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Class A Common Stock and the Company, reference is made to the Registration Statement. The Registration Statement and the exhibits thereto can be obtained from or inspected and copied at the public reference facilities maintained by the Commission as described below.

          The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of any such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

          The Company will furnish to holders of the Class A Common Stock annual reports containing audited financial statements accompanied by a report thereon by the Company's independent certified public accountants.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The following documents, which have been filed by the Company with the Commission (File No. 1-9953) pursuant to the requirements of the Exchange Act, are hereby incorporated by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995, as amended, (ii) the Company's Current Report on Form 8-K dated September 8, 1995, and (iii) the Company's Proxy Statement dated May 19, 1995.

          All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Class A Common Stock pursuant to this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date any such document is filed. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or therein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement and this Prospectus or any Prospectus Supplement.

          The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such persons, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such document). Requests should be directed to Elizabeth M. Steele, Vice President/General Counsel and Secretary, Jones Intercable, Inc., 9697 East Mineral Avenue, P.O. Box 3309, Englewood, Colorado 80133-3309, (303) 792-3111.

                                  THE COMPANY

          The Company is a Colorado corporation organized in 1970. The Company is primarily engaged in the cable television business. The Company also holds equity interests in a number of programming and other cable-related subsidiaries. At May 31, 1995, the Company had a total of approximately 3,480 employees. The executive offices of the Company are located at 9697 East Mineral Avenue, Englewood, Colorado 80112, and its telephone number is (303) 792-3111.

          The Company develops and operates cable television systems for itself and for its managed limited partnerships. Based on the number of basic subscribers served by the Company's owned and managed cable television systems, the Company is one of the largest cable television operators in the United States. As of May 31, 1995, the Company owned or managed 55 cable television systems serving a total of approximately 1,350,000 basic subscribers in 23 states. Glenn R. Jones, the founder, Chairman, Chief Executive Officer and major shareholder of the Company, is one of the pioneers in the cable television industry, and he has been involved in the ownership and operation of cable television systems since 1970.

          The Company has grown by acquiring and developing cable television systems for both itself and its managed partnerships, primarily in suburban areas with attractive demographic characteristics. One of the primary factors utilized by the Company in deciding to acquire a particular cable television system is the potential of the system for operating cash flow growth and value appreciation. Key elements of the Company's operating strategy include increasing basic penetration levels and revenue per subscriber through targeted marketing, superior customer service and maintenance of high technical standards. The Company has deployed fiber optic cable wherever practical in its current rebuild and upgrade projects, which improves system reliability and picture quality, increases channel capacity and provides the potential for new business opportunities. The Company has focused on pay-per-view and advertising as revenue growth opportunities, and expects to continue to do so in the future.

          Within the past several years, and at an increasing pace recently, the cable television industry has seen much change. With recent announcements of alliances between cable television companies and telephone, computer and software companies, the Company believes that the nature of the cable television business is changing from the traditional coaxial network delivering video entertainment to a more sophisticated, digital platform environment where cable systems could be capable of delivering traditional programming as well as other services, including data, telephone and expanded educational and entertainment services on an interactive basis. As this convergence of various technologies progresses, cable television companies will have to reevaluate their system architecture, upgrade their cable plants to take advantage of new opportunities and consider clustering their systems in geographic areas where they can achieve economies of scale and reasonable returns on the investments made. The Company is, on an on-going basis, evaluating its position in this changing marketplace and intends, where possible, to pursue these opportunities as they evolve. The ability of the Company to do so, however, will be dependent in large part on the availability of debt and equity financing.

          The Company intends to grow by implementing a balanced strategy directed at acquiring cable television systems from Company-managed limited partnerships and from third parties. As part of this process, certain systems owned by the Company and its managed partnerships may be sold to third parties and/or such systems may be exchanged for systems owned by other cable system operators. It is the Company's plan to cluster its cable television properties, to the extent feasible, in geographic areas where it will have an adequate number of subscribers to justify the capital expenditures required to upgrade its plant and the possible offering of telephony and other telecommunications services. The Company also intends to maintain and enhance the value of its current cable television systems through capital expenditures. Such expenditures will include, among others, cable television plant extensions and the upgrade and rebuild of certain systems. Acquisitions and capital expenditures are subject to the availability of cash generated from operations and debt and equity financing.

          Glenn R. Jones, the Chairman of the Board of Directors and Chief Executive Officer of the Company, is deemed to be the beneficial owner of all of the shares of Class A Common Stock and Common Stock of the Company owned by him and by Jones International, Ltd., a private company owned 100 percent by Mr. Jones, and certain of their affiliates. Mr. Jones' direct and indirect stock ownership in the Company enables him to control the election of a majority of the Company's Board of Directors and gives him voting power over approximately 41 percent of votes to be cast by all shareholders of the Company on matters not requiring a class vote. See "Description of Capital Stock." Mr. Jones, Jones International, Ltd. and certain of their affiliates are the Selling Shareholders.

          In December 1994, Bell Canada International Inc. ("BCI"), which has an approximate 30 percent economic interest in the Company through its indirect ownership of approximately 38 percent of the Class A Common Stock of the Company, acquired from Mr. Jones and Jones International, Ltd. and certain of their affiliates options to purchase all of the shares of the Company's Common Stock owned by Mr. Jones, Jones International, Ltd. and certain of their affiliates. These options, if and when exercised, would enable BCI to control the election of a majority of the Company's Board of Directors. BCI, through its parent company, BCE Inc., and their affiliates, is engaged in many areas of the telecommunications business. BCE Inc. is the largest telecommunications company in Canada and it also is the parent company of Bell Canada, the largest provider of telecommunications services in Canada. BCI is also affiliated with Bell Northern Research, Canada's largest research and development organization, and with Northern Telecom, a leading global manufacturer of telecommunications equipment. BCI and the Company also are principal shareholders of Bell Cablemedia plc, which is one of the largest cable communications companies providing multi-channel television and telephony services in the United Kingdom.

                              RECENT DEVELOPMENTS

          The Company has announced several acquisitions of cable television systems from its managed partnerships and from unaffiliated parties and the exchange of cable television systems owned or to be acquired by the Company for cable television systems currently owned by unaffiliated parties. These acquisitions and exchanges are scheduled to close during the autumn of 1995 or in early 1996. Funding for these transactions is expected to come from cash on hand and from borrowings under the Company's credit facility.

          The Company has agreed to purchase from a managed partnership the cable television system serving areas in and around Augusta, Georgia (the "Augusta System") for a purchase price of $142,618,000, subject to normal closing adjustments. The Augusta System serves approximately 66,950 basic subscribers and passes approximately 102,000 homes. The Augusta System is contiguous with the cable television system already owned by the Company serving areas in and around North Augusta, South Carolina (the "North Augusta System"). Together, the Augusta System and the North Augusta System will, upon closing of the Company's acquisition of the Augusta System, form an operating cluster that will serve approximately 81,700 basic subscribers and pass approximately 125,700 homes.

          The Company has agreed to purchase from an unaffiliated party the cable television systems serving areas in and around Dale City, Lake Ridge, Woodbridge, Fort Belvoir, Triangle, Dumfries, Quatico, Accoquan and portions of Prince William County, all in the State of Virginia (the "Dale City Systems") for a purchase price of $123,000,000, subject to normal closing adjustments. These systems serve approximately 50,000 basic subscribers and pass approximately 64,100 homes. The Company also has agreed to purchase from unaffiliated companies the cable television systems serving areas in and around Manassas, Manassas Park, Haymarket and portions of Prince William County, all in the State of Virginia (the "Manassas Systems") for a purchase price of $71,100,000, subject to normal closing adjustments. These systems serve approximately 25,450 basic subscribers and pass approximately 39,000 homes.

          The Company has also agreed to purchase three cable television systems from various of its managed partnerships and to exchange those systems for cable television systems currently owned by an unaffiliated party. The Company has agreed to purchase from a managed partnership the cable television system serving areas in and around Carmel, Indiana (the "Carmel System") for a purchase price of $44,235,333, subject to normal closing adjustments. The Carmel System serves approximately 18,500 basic subscribers and passes approximately 24,400 homes. The Company has agreed to purchase from a managed partnership the cable television system serving areas in and around Orangeburg, South Carolina (the "Orangeburg System") for a purchase price of $18,347,667, subject to normal closing adjustments. The Orangeburg System serves approximately 12,000 basic subscribers and passes approximately 16,530 homes. The Company has agreed to purchase from a venture comprised of three managed partnerships the cable television system serving areas in and around Tampa, Florida (the "Tampa System") for a purchase price of $110,395,667, subject to normal closing adjustments. The Tampa System serves approximately 62,500 basic subscribers and passes approximately 125,000 homes. The Company has also entered into an asset exchange agreement with an unaffiliated cable television system operator pursuant to which the Company will convey to that operator substantially all of the assets of the Carmel

System, the Orangeburg System and the Tampa System and cash in the amount of $3,500,000, subject to normal closing adjustments. In return, the Company will receive substantially all of the assets of cable television systems serving Andrews Air Force Base, Capitol Heights, Cheltenham, District Heights, Fairmont Heights, Forest Heights, Morningside, Prince George's County, Seat Pleasant and Upper Marlboro, Maryland (the "Prince George's County System") and a portion of Fairfax County, Virginia (the "Reston System"). The Prince George's County System and the Reston System serve approximately 85,000 subscribers.

          The Prince George's County System is contiguous to the Company's Alexandria, Virginia, Calvert County, Maryland and Charles County, Maryland cable television systems. The Reston System is approximately 12 miles from the Company's Alexandria, Virginia system. Acquisition of the Prince George's County System and the Reston System together with the acquisitions of the Dale City Systems and the Manassas Systems discussed above, will, together with cable television systems already owned or managed by the Company in the area, bring the total number of basic subscribers owned or managed by the Company in the Baltimore/Washington, D.C. metropolitan area to approximately 300,000.

          The Company has also agreed to purchase four cable television systems from various of its managed partnerships and to exchange those systems together with two systems already owned by the Company for cable television systems currently owned by an unaffiliated party. The Company has agreed to purchase from a venture comprised of four managed partnerships the cable television system serving the City of Manitowoc, Wisconsin (the "Manitowoc System") for a purchase price of $15,735,667, subject to normal closing adjustments. The Manitowoc System serves approximately 10,500 basic subscribers and passes approximately 15,400 homes. The Company has agreed to purchase from a managed partnership the cable television systems serving areas in and around Lodi, Ohio (the "Lodi System") for a purchase price of $25,706,000, subject to normal closing adjustments. The Lodi System serves approximately 14,700 basic subscribers and passes approximately 20,600 homes. The Company has agreed to purchase from a managed partnership the cable television system serving areas in and around Ripon, Wisconsin (the "Ripon System") for a purchase price of $3,712,667, subject to normal closing adjustments. The Ripon System serves approximately 2,450 basic subscribers and passes approximately 2,500 homes. The Company has agreed to purchase from a managed partnership the cable television system serving areas in and around Lake Geneva, Wisconsin (the "Lake Geneva System") for a purchase price of $6,345,667, subject to normal closing adjustments. The Lake Geneva System serves approximately 3,400 basic subscribers and passes approximately 5,400 homes. The Company has also entered into an asset exchange agreement with an unaffiliated cable television system operator pursuant to which the Company will convey to that operator substantially all of the assets of the Manitowoc System, the Lodi System, the Ripon System, the Lake Geneva System and the cable television systems serving areas in and around Kenosha, Wisconsin (the "Kenosha System") and Hilo, Hawaii (the "Hilo System") currently owned by the Company. The Hilo System serves approximately 17,000 basic subscribers and passes approximately 23,000 homes. The Kenosha System serves approximately 27,000 basic subscribers and passes approximately 39,000 homes. In return, the Company will receive substantially all of the assets of the cable television system serving areas in and around Savannah, Georgia (the "Savannah System") and $4,000,000 in cash, subject to normal closing adjustments. The Savannah System serves approximately 63,000 subscribers and passes approximately 100,000 homes.

                       RATIO OF EARNINGS TO FIXED CHARGES

                      Dollars in thousands, except ratios

                                                          Year Ended May 31,
                                          -------------------------------------------------
                                            1991      1992      1993       1994      1995
                                          --------   -------  --------   --------   -------
Pre-tax Income (Loss)...................  $(45,030)  $23,383  $(40,266)  $(25,277)  $(4,001)

Adjustments:

     Interest expense...................    44,699    38,129    43,573     36,189    39,939
     Interest charged to cable
     television systems held
     for resale.........................    (4,598)       --        --         --        --

Equity in losses of limited partnerships    11,233     8,158     2,900      4,624     2,981
                                          --------   -------  --------   --------   -------
                                          $  6,304   $69,670  $  6,207   $ 15,536   $38,919
Interest Expense (net)..................  $ 40,101   $38,129    43,573     36,189    39,939
                                          --------   -------  --------   --------   -------

Ratio of Earnings to Fixed Charges(1)...        --      1.83x       --         --        --

Coverage deficiency.....................  $(33,797)       --   (37,366)  $(20,653)  $(1,020)
                                          --------   -------  --------   --------   -------

________________

(1) The ratio of earnings to fixed charges has been computed by dividing the sum of (a) pre-tax income, including equity in losses of limited partnerships, and (b) interest expense net of interest charged to cable television systems held for resale, by net interest expense.

                                USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sale of the shares of the Company's Class A Common Stock offered hereby. All of such shares are being sold for the account of the Selling Shareholders and they will receive the net proceeds from any offering made by this Prospectus. The Selling Shareholders have agreed to pay all of the costs of this offering, which are estimated to be approximately $32,800.

                              CONCURRENT OFFERING

          The Company has filed a registration statement under the Securities Act for the offering, from time to time, of an indeterminate principal amount of Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities and an indeterminate number of shares of Class A Common Stock as may from time to time be issued at indeterminate prices; provided however, in no event will the aggregate initial public offering price of the Senior Debt Securities, Senior Subordinated Debt Securities, Subordinated Debt Securities and Class A Common Stock registered by that registration statement exceed $600,000,000. Although that registration statement has not yet been declared effective, the Company anticipates that it will be declared effective concurrently with or shortly before or after the effectiveness of the Registration Statement filed in respect to the offering made by this Prospectus and that sales of Class A Common Stock by the Company for its own account may be made from time to time concurrently with the offering made by this Prospectus. The Company will receive all of the net proceeds of sales of Class A Common Stock made in the concurrent offering. The Company also may file additional registration statements to offer equity or debt securities during the effectiveness of the Registration Statement filed in connection with the offering of Class A Common Stock made by this Prospectus.

                                DIVIDEND POLICY

          The Company has never paid a cash dividend with respect to its shares of Common Stock or Class A Common Stock, and it has no present intention to pay cash dividends in the foreseeable future. The current policy of the Company's Board of Directors is to retain earnings to provide funds for the operation and expansion of its business. Future dividends, if any, will be determined by the Board of Directors in light of the circumstances then existing, including the Company's earnings and financial requirements and general business conditions. If cash dividends are paid in the future, the holders of the Class A Common Stock will be paid $.005 per share per quarter in addition to the amount payable per share of Common Stock. Such additional dividends on the Class A Common Stock are not cumulative but would be adjusted appropriately if cash dividends are declared with respect to a period other than a quarterly period. The Company's credit agreements restrict the right of the Company to declare and pay cash dividends without the consent of the lenders.

                      PRICE RANGE OF CLASS A COMMON STOCK

          The Company's Class A Common Stock is traded in the over-the-counter market and is authorized for quotation on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol JOINA. Any shares of Class A Common Stock offered by this Prospectus will be listed, subject to notice of issuance, on such exchange. The following table sets forth for each quarterly period of fiscal 1995 and 1994 the high and low reported closing prices of the Company's Class A Common Stock as reported by NASDAQ.

                   Period              High     Low
                   ------              ----     ---

            1995  First Quarter.....  15 3/8       12
                  Second Quarter....  15 3/8  13 5/16
                  Third Quarter.....  16 1/4   11 3/8
                  Fourth Quarter....  17 1/2   13 1/4

                   Period              High     Low
                   ------              ----     ---

            1994  First Quarter.....  15 1/4   11 1/4
                  Second Quarter....      19   12 1/2
                  Third Quarter.....  20 1/4       15
                  Fourth Quarter....  15 5/8       11

          On September 1, 1995, the quoted closing sales price of the Company's Class A Common Stock as reported on the NASDAQ National Market System was $14.00. At May 31, 1995, the Class A Common Stock of the Company was held of record by 1,589 shareholders.

          The Company's Common Stock also is traded in the over-the-counter market and is quoted on the National Market System of NASDAQ under the symbol JOIN.

                          DESCRIPTION OF CAPITAL STOCK

          The Company's authorized capital stock consists of 5,550,000 shares of Common Stock, $.01 par value per share, of which 5,113,021 shares were outstanding at August 1, 1995, and 60,000,000 shares of Class A Common Stock, $.01 par value per share, of which 26,158,305 shares were outstanding at such date.

          The outstanding shares of both classes of common stock are not subject to redemption or to any liability for further calls or assessments, and the holders of such shares do not have pre-emptive or other rights to subscribe for additional shares of the Company. All issued and outstanding shares of Common Stock and Class A Common Stock are validly issued, fully paid and nonassessable. Dividends in cash, property or shares of the Company may be paid upon the Common Stock and Class A Common Stock, if declared by the Company's Board of Directors out of any funds legally available therefor, and holders of Class A Common Stock have a cash dividend preference over holders of Common Stock, as described below. Holders of Common Stock and Class A Common Stock are entitled to share ratably in assets available for distribution upon any liquidation of the Company, subject to the prior rights of creditors, although holders of Class A Common Stock have a preference on liquidation over holders of Common Stock, as described below.

          The Class A Common Stock has certain preferential rights with respect to cash dividends and upon liquidation of the Company. In the event that cash dividends are paid, the holders of the Class A Common Stock will be paid $.005 per share per quarter in addition to the amount payable per share of Common Stock. In the case of liquidation, holders of Class A Common Stock will be entitled to a preference of $1 per share. After such amount is paid, holders of the Common Stock will then be entitled to receive $1 per share for each share of Common Stock outstanding. Any remaining amount will be distributed to the holders of Class A Common Stock and Common Stock on a pro rata basis.

          The Class A Common Stock has voting rights that are generally 1/10th of those held by the Common Stock. In the election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect that number of directors that constitute 25 percent of the total membership of the Board of Directors. Holders of the Common Stock, also voting as a separate class, are entitled to elect the remaining directors.

          As of August 1, 1995, the outstanding shares of Class A Common Stock constituted approximately 84 percent of the total outstanding shares of capital stock of the Company but cast only 34 percent of the votes to be cast in matters to be acted upon by shareholders of the Company not requiring a class vote, and the outstanding shares of the Company's Common Stock constituted approximately 16 percent of the outstanding capital stock of the Company, but cast approximately 66 percent of the votes to be cast by shareholders of the Company in connection with such matters.

                              SELLING SHAREHOLDERS

          The 2,844,678 shares of the Company's Class A Common Stock offered hereby, which will be sold for the accounts of Glenn R. Jones, Jones International, Ltd., Jones Entertainment Group, Ltd., Jones Space Segment, Inc., Jones Global Group, Inc. and Jones Interdigital, Inc. (the "Selling Shareholders"), represent approximately 10.8 percent of the outstanding Class A Common Stock of the Company at September 1, 1995. Because Mr. Jones is the sole shareholder of Jones International, Ltd., and because Mr. Jones and/or Jones International, Ltd. own a controlling interest in Jones Entertainment Group, Ltd., Jones Space Segment, Inc., Jones Global Group, Inc. and Jones Interdigital, Inc., Mr. Jones is deemed to be the beneficial owner of all 2,844,678 shares of the Company's Class A Common Stock offered hereby. Mr. Jones is the Chairman of the Board of Directors and the Chief Executive Officer of each of the Company, Jones International, Ltd., Jones Entertainment Group, Ltd., Jones Space Segment, Inc., Jones Global Group, Inc. and Jones Interdigital, Inc., and he has owned a controlling interest in all of these companies since their incorporation.

          Prior to the commencement of this offering, the Selling Shareholders owned, directly or indirectly, 2,844,678 shares of the Company's Class A Common Stock, or 10.8 percent of the outstanding Class A Common Stock of the Company as of September 1, 1995. Of this amount, 209,677 shares represent shares of the Company's Class A Common Stock available to Mr. Jones pursuant to fully vested but unexercised stock options. If all of the shares offered hereby are sold, the Selling Shareholders will not own any shares of the Company's Class A Common Stock, unless they acquire additional shares of the Company's Class A Common Stock in the future.

          The sale of the Class A Common Stock by the Selling Shareholders pursuant to offerings made by this Prospectus will not result in any change in control of the Company. Through his beneficial ownership of all of the shares of the Company owned by the Selling Shareholders, Mr. Jones owns approximately 56 percent of the Company's outstanding Common Stock, which has preferential voting rights over the Company's Class A Common Stock, and, as a result, Mr. Jones will control the election of a majority of the Company's Board of Directors and he will have voting power over approximately 37 percent of votes to be cast by all shareholders of the Company on matters not requiring a class vote even if all of the shares of the Company's Class A Common Stock offered hereby are sold. The shares of the Company's Common Stock owned by Mr. Jones and Jones International, Ltd. and certain of their affiliates are, however, subject to options granted to BCI. See "The Company."

          The Selling Shareholders will receive all of the net proceeds of any offerings made by this Prospectus.

                              PLAN OF DISTRIBUTION

          The shares of Class A Common Stock offered hereby may be sold from time to time to purchasers directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the shares of Class A Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares for whom they may act as agent. The Selling Shareholders and any underwriters, dealers, or agents that participate in the distribution of the shares of Class A Common Stock may be deemed to be underwriters and any profit on the sale of shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of shares has been made, to the extent required, a Prospectus Supplement will be distributed. The Prospectus Supplement will disclose the specific number of shares to be sold and the terms of the offering, including the name or names of any underwriters, dealers, agents, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The shares of the Company's Class A Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale, or at negotiated prices.

          The Selling Shareholders will pay all of the expenses of this offering, including commissions and discounts of underwriters, dealers or agents. Under an agreement that the Company has entered into with the Selling Shareholders, the Company will indemnify the Selling Shareholders against certain liabilities under the Securities Act.

                                 LEGAL MATTERS

          The legality and validity of the Class A Common Stock offered hereby will be passed upon for the Company by Elizabeth M. Steele, Vice
President/General Counsel and Secretary of the Company.

                                    EXPERTS

          The consolidated financial statements of the Company and its subsidiaries included in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995, which are incorporated herein by reference, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth the expenses, other than underwriting fees and commissions, expected to be incurred by the Selling Shareholders in connection with the securities being registered. The Company will not bear any of these expenses.

            SEC filing fee................   $13,794.24
            Printing and engraving fees...     2,000.00
            Legal fees and expenses.......     5,000.00
            Accounting fees and expenses..     5,000.00
            Blue sky fees and expenses....     2,000.00
            Miscellaneous.................     5,000.00
                                             ----------
                 Total....................  *$32,794.24
                                             ==========
_______________
*All amounts listed above, except for the SEC filing fee, are estimates.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Articles of Incorporation of the Company permit indemnification of the Company's officers and directors when such are parties or threatened to be made parties to any proceeding (other than an action by or in the name of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against losses incurred by him or her in connection with such proceeding if the officer or director seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Articles of Incorporation of the Company further provide that the corporation will indemnify its officers and directors against losses incurred as the result of a proceeding by or in the name of the corporation if the officer or director seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, but no indemnification will be made in such case if the officer or director seeking indemnification has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses that the court deems proper.

          The Colorado Business Corporation Act (the "Act") requires a Colorado corporation to indemnify its officers and directors against reasonable expenses under certain circumstances and permits it to indemnify its officers and directors against liability and reasonable expenses under certain circumstances. Unless limited by the corporation's articles of incorporation, the Act requires a corporation to indemnify its officers and directors against reasonable expenses incurred in any proceeding to which the officer or director is a party and was wholly successful, on the merits or otherwise, in defense of the proceeding. In addition to this mandatory indemnification, the Act provides that a corporation may indemnify its officers and directors against liability and reasonable expenses if the officer or director acted in good faith and in a manner reasonably believed to be in the best interests of the corporation in the case of conduct in an official capacity, in a manner he reasonably believed was at least not opposed to the corporation's best interests in all other cases, or in a manner he had no reasonable cause to believe was unlawful in the case of criminal proceedings. In actions by or in the name of the corporation, the Act provides the same standard but limits indemnification to reasonable expenses incurred by the director and prohibits any indemnification if the director was adjudged liable to the corporation. The Act also prohibits indemnification of a director in connection with actions charging improper personal benefit to the director if the director is adjudged liable on that basis.

ITEM 16.   EXHIBITS

          As noted, the following exhibits (i) are being filed as part of this electronic transmission, or (ii) are incorporated by reference herein from documents already on file with the Securities and Exchange Commission.


      3.1      Articles of Incorporation of the Company, as amended.(1)

      3.2      Bylaws of the Company, as amended.(2)

      4.1      Specimen Stock Certificate with respect to the Company's Class A
               Common Stock.(3)

      5.1 Opinion of Elizabeth M. Steele as to the legality of the securities being registered.(4)

      23.1     Consent of Elizabeth M. Steele. (included in the opinion of Ms.
               Steele filed as Exhibit 5.1)

      23.2     Consent of Arthur Andersen LLP.(4)

      24.1 Power of Attorney. (included on the signature page of the Registration Statement)

---------------

(1) Incorporated by reference to Exhibit 3(a) to the Company's Annual Report on SEC Form 10-K for the Company's fiscal year ended May 31, 1988 and to
     Exhibit 3.2 to the Company's Annual Report on SEC Form 10-K for the Company's fiscal year ended May 31, 1995.

(2) Incorporated by reference to Exhibit 3.3 to the Company's Annual Report on SEC Form 10-K for the Company's fiscal year ended May 31, 1995.

(3) Incorporated by reference to Exhibit 4 to the Company's Registration Statement on SEC Form S-3 (Registration No. 33-41392) filed June 25, 1991.

(4)  Filed herewith.

ITEM 17.    UNDERTAKINGS.

The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that the undertakings set forth in sub-paragraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, the information omitted from the formal prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.
For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Jones Intercable, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood and the State of Colorado on the 8th day of September, 1995.

                         JONES INTERCABLE, INC.,
                         a Colorado corporation


                         By:  /s/ Glenn R. Jones
                              ------------------------------------------
                              (Glenn R. Jones)
                              Chairman and Chief Executive Officer

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn R. Jones, James B. O'Brien, Kevin
P. Coyle, Elizabeth M. Steele, Robert S. Zinn and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                    TITLE                            DATE

/s/ Glenn R. Jones           Chairman of the Board and        September 8, 1995
---------------------------  Chief Executive Officer
(Glenn R. Jones)             (Principal Executive Officer)


/s/ Kevin P. Coyle           Group Vice President/Finance     September  8, 1995
---------------------------  (Principal Financial Officer)
(Kevin P. Coyle)


/s/ Larry W. Kaschinske      Controller (Principal            September  8, 1995
---------------------------  Accounting Officer)
(Larry W. Kaschinske)


/s/ James B. O'Brien         President and Director           September 8, 1995
---------------------------
(James B. O'Brien)


/s/ Raymond L. Vigil         Group Vice President/Human       September 8, 1995
---------------------------  Resources and Director
(Raymond L. Vigil)


/s/ Derek H. Burney            Director      September 8, 1995
-----------------------------
(Derek H. Burney)


/s/ William E. Frenzel         Director      September 1, 1995
-----------------------------
(William E. Frenzel)


/s/ Donald L. Jacobs           Director      September 8, 1995
-----------------------------
(Donald L. Jacobs)


/s/ James J. Krejci            Director      September 8, 1995
-----------------------------
(James J. Krejci)


/s/ Philip R. Ladouceur        Director      September 8, 1995
-----------------------------
(Philip R. Ladouceur)


/s/ Christine Jones-Marocco    Director      September 8, 1995
-----------------------------
(Christine Jones-Marocco)


/s/ Daniel E. Somers           Director      September 8, 1995
-----------------------------
(Daniel E. Somers)


/s/ Robert S. Zinn             Director      September 8, 1995
-----------------------------
(Robert S. Zinn)


____________________________   Director
(Robert B. Zoellick)


/s/ David K. Zonker            Director      September 8, 1995
-----------------------------
(David K. Zonker)